                                                        EXHIBIT 4.19



FINOVA



                                   Schedule to

                           Loan and Security Agreement





Borrower:         HOLD BILLING SERVICES, LTD

Address:          11550 IH-10 West, Suite 285

                  San Antonio, Texas 78230





Date:             March __, 1997





This Schedule forms an integral part of the Loan and Security  Agreement between the above Borrower and FINOVA  Capital  Corporation  ("FINOVA")  dated the above date, and all references  herein and therein to "this Agreement" shall be deemed to refer to said Agreement and to this Schedule.





TOTAL FACILITY (Section 1.1):



         SEVEN MILLION FIVE HUNDRED THOUSAND DOLLARS ($7,500,000)



LOANS (Section 1.2):



         Revolving Loans: a revolving line of credit consisting of loans against

         ---------------

Borrower's Eligible Receivables in an aggregate outstanding principal amount not to exceed the lesser of:



                  (a)      an amount equal to the amount of the Total  Facility,

                           or



                  (b)      an amount  equal to a maximum of seventy five percent

(75%)of  the net amount of  Eligible  Receivables  ("LEC  Advance  Percentage");

provided,  however,  that the amount available under the foregoing  formula with respect to any given  Eligible  Receivable  shall in no event  exceed the amount advanced by Borrower to the  Approved  Customer in  connection  with  Borrower's purchase of the applicable LEC Receivable (the "Borrowing Base").



         Notwithstanding the foregoing, in the event that FINOVA shall deem ATAC to be an Approved  Customer,  loans against Eligible  Receivables which are ATAC

Receivables shall in no event exceed the lesser of (a) $200,000 or (b) an amount which is equal to  seventy-five  percent  (75%) of the face  amount  of all ATAC

Receivables which are Eligible Receivables.



         For the purposes of this section,  absent an Event of Default,  the LEC

Advance  Percentage  shall  initially be seventy three percent (73%).  Provided,

however,  that for every  increase in the LEC Dilution  Factor by one percentage point  (1.0%) in excess of fifteen  percent  (15%),  the LEC Advance  Percentage shall decrease by up to two percentage points (2.0%). If the LEC Dilution Factor decreases  to  fourteen  percent  (14%)  or  lower,  FINOVA  may,  in  its  sole discretion, increase the LEC Advance Percentage to seventy-five (75%) percent.
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         In addition,  FINOVA shall  determine the LEC Dilution  Factor,  in its reasonable  discretion,  based on the results of its periodic field examinations or on such other information as may be available to FINOVA from time to time.



CONDITIONS PRECEDENT (Section 2.1):



         The  obligation  of FINOVA to make the  initial  advance  hereunder  is subject to the fulfillment,  to the  satisfaction of FINOVA and its counsel,  of each of the following  conditions,  in addition to the  conditions  set forth in

Sections 2.1 and 2.2 of the Agreement:  (a) Borrower shall have excess borrowing availability  under the Borrowing Base of not less than  $500,000,  after giving effect to the initial advance  hereunder and after having paid in full or making provision for payment in full of all of Borrower's  accounts payable outstanding beyond thirty (30) days of their due date and all book overdrafts;  (b) Borrower shall have delivered to FINOVA those certain Validity and Support  Agreements in form and substance  satisfactory  to FINOVA signed by Harold D. Box and David W.

Mechler,  Jr.,  respectively;  (c) FINOVA must have reviewed all  Agreements for

Billing  Services and Billing Services  Agreements and related  arrangements and found such  contracts  and  arrangements  satisfactory  in form and substance to

FINOVA;  (d) there shall have been no material adverse change, as of the Closing

Date, in the business,  operations,  profits or prospects of Borrower, or in the condition  of the  assets of  Borrower  from that which was  represented  by the financial information, dated December 31, 1996, delivered by Borrower to FINOVA;

(e) FINOVA shall have reviewed and found acceptable, in its sole discretion, the

Partnership  Interest  Purchase  Agreement  dated as of May 3, 1996 among  Avery

Communications,  Inc.,  Avery  Acquisition Sub, Inc., Hold Billing & Collection,

L.C., Joseph W. Webb, James A. Young,  Edward L. Dunn, Philip S. Dunn, Harold D.

Box and David W. Mechler,  Jr. and all  amendments  thereto and FINOVA will have received evidence  satisfactory to FINOVA, in its sole discretion,  that present and former owners have invested (and  continues to have invested) in Borrower at least One Million  ($1,000,000)  Dollars in cash equity; (f) Borrower shall have provided FINOVA with Subordination  Agreements, in form and substance acceptable to FINOVA,  executed  respectively  by Harold D. Box, David W. Mechler,  Jr. and

Home Owners Long Distance  Incorporated;  (g) Borrower shall have delivered duly executed and recordable  UCC-3  assignment  forms  assigning to FINOVA all UCC-1 financing  statements filed by Borrower against its Customers;  and (h) Borrower shall have  delivered  to FINOVA  employment  contracts,  in form and  substance acceptable to FINOVA, covering David W. Mechler, Jr. and Harold D. Box. Borrower shall cause the conditions  precedent set forth in Section 2.1 of this Agreement and set forth above in this  Schedule to be  satisfied  on or before the date of the initial advance hereunder.

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INTEREST AND FEES (Section 3.1):



         Interest.  Borrower shall pay FINOVA interest on the daily  outstanding

         --------

balance of Borrower's  Revolving Loans at the "Contract Rate." The Contract Rate

shall  equal one and one half  percentage  points  (1.50%) in excess of the Base

Rate. The Base Rate shall equal the "prime rate" of Citibank,  N.A. as announced from time to time by  Citibank,  N.A. as its "prime  rate".  The  interest  rate chargeable  hereunder  shall  be  increased  or  decreased,  as the case may be,

without  notice or demand of any kind,  upon any change in the Base  Rate.  Each change in the Base Rate shall be effective hereunder on the day of any change in

Citibank,  N.A.'s "prime rate".  Interest charges and all other fees and charges herein  shall be  computed  on the basis of a year of 360 days and  actual  days elapsed  and shall be  payable  to FINOVA  in  arrears  on the first day of each month.  Upon the  occurrence and  continuance  of an Event of Default,  interest shall  accrue at two  percentage  points  (2.0%) in excess of the rate set forth above.



         Unused Line Fee.  Borrower shall pay to FINOVA an unused line fee equal

         ---------------

to one-half of one percent  (.50%) per annum of the unused  portion of the Total

Facility.  The unused line fee shall be deemed fully earned at the time when due and is payable monthly commencing upon the first day of the month after the date of this Agreement and continuing on the first day of every month thereafter.



         Loan Fee. Borrower shall pay to FINOVA a loan fee in an amount equal to

         --------

Seventy Five Thousand Dollars  ($75,000),  which has been fully earned as of the

Closing.  The Loan Fee shall be payable in  thirty-six  (36) equal,  consecutive monthly  installments  of  $2,083.34  each  commencing  on the Closing  Date and continuing on the first day of each month thereafter, provided, however, that if an Event of Default shall occur,  the Loan Fee shall become  immediately due and payable in full without notice or demand.  In the event of any early termination of the  Agreement  the entire  balance of the Loan Fee shall be due and owing on the date of termination without notice or demand of any nature.



         Examination Fees.  Borrower agrees to pay to FINOVA a fee in the amount

         ----------------

of Six Hundred Dollars ($600) per person per day, plus all costs and expenses of such persons, in connection with each examination, audit or visitation by FINOVA prior to or after the date hereof  (which,  absent the occurrence of an Event of

Default, will be limited to one examination per calendar quarter).



         Collateral   Management  Fee.  Borrower  agrees  to  pay  to  FINOVA  a

         ----------------------------

collateral  management fee in the amount of $1,000.00 per month payable  monthly in arrears on the first day of each month  commencing with the first month after the date of this  Agreement  and  continuing  on the  first  day of every  month thereafter.

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REPORTING  REQUIREMENTS (Section 5.2)(all to be in form and substance acceptable to FINOVA):



1. Borrower shall provide FINOVA with monthly  schedules of open advances by LEC and  Customer  aged by Advance  Date  within ten (10) days after the end of each month.



2. Borrower  shall provide FINOVA with monthly  accounts  payable agings aged by invoice date, and outstanding or held check registers within ten (10) days after the end of each month.



3. Borrower  shall provide FINOVA with  internally  prepared  monthly  unaudited financial statements within thirty (30) days after the end of each month.



4. Borrower shall provide FINOVA with annual operating budgets (including income statements,  balance sheets and cash flow statements,  by month, together with a list of all  material  assumptions  made by  Borrower in  preparing  such annual operating budgets) for the upcoming fiscal year of Borrower,  in draft form, not more than thirty  (30) days after the end of each  fiscal  year of Borrower  and upon approval of Borrower's  Board of Directors,  not more than thirty (60) days after the end of each fiscal year of Borrower.



5. Borrower shall, upon FINOVA's request,  provide FINOVA with certified Federal excise tax receipts and state and local utility tax receipts.



BORROWER INFORMATION:



Borrower's State of Registration (Section 12.1): Texas



Fictitious  Names/Prior  Names/Mergers  (Section 12.2): HBC Financial  Services,

Ltd. is a trade name



Borrower and Collateral  Locations (Section 12.16): 11550 IH-10 West, Suite 285,

San Antonio, TX 78230



Eligible LECs (Section 18.1):  New England Telephone and Telegraph Company

                                    Bell South

                                    Bell Atlantic Operating Telephone Companies

                                    Nevada Bell

                                    Sprint Operating Telephone Company

                                    Southwestern Bell Telephone Company

                                    Pacific Bell

                                    U.S. West Communications, Inc.

                                    Ameritech

                                    GTE Telephone Operations

                                    New York Telephone Company



FINANCIAL COVENANTS  (Section 13.14):



     Borrower shall comply with all of the following covenants. Compliance shall be determined as of the end of each  quarter,  except as otherwise  specifically provided below:

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   Total

Debt Service      Borrower  shall  have and  maintain  at all times a Total Debt

Coverage Ratio.   Service  Coverage ratio greater than the ratio set forth below

--------------

                  for the periods corresponding thereto:



                  Ratio             Quarter Ending



                  1.1 to 1.0        November   30,   1997  and  all   fiscal

                                    quarters  thereafter  (which  end on the

                                    last day of each February,  May,  August

                                    and November of each year)



                           As used in this section and throughout the Agreement,

                           Total Debt  Service  Coverage  Ratio  shall equal the

                           ratio of (A) Operating Cash Flow-Actual; to (B) Total

                           Debt Service.



                           The calculation of Total Debt Service  Coverage Ratio

                           shall be  performed  quarterly on a twelve (12) month

                           rolling   basis  (except  for  any  period  prior  to

                           February 28, 1998 for which  measurements shall be on

                           a cumulative  basis  relating back to April 1, 1997).

                           All  calculations  shall be based on the  profit  and

                           loss  statements of Borrower,  prepared in accordance

                           with generally accepted accounting principles.



NEGATIVE COVENANTS (Section 14):



Capital Expenditures:      Borrower   shall  not  make  or  incur  any   Capital

--------------------

                           Expenditure  if, after  giving  effect  thereto,  the

                           aggregate  amount  of  all  Capital  Expenditures  by

                           Borrower in any fiscal year would exceed $150,000.





Indebtedness:              Borrower  shall  not,  other  than  as  permitted  in

                           Section 14.11 of the Agreement, create, incur, assume

                           or  permit  to  exist  any  additional   Indebtedness

                           (including  Indebtedness  in connection  with Capital

                           Leases).



TERM (Section 16.1):



     The initial term of this  Agreement  shall be three (3) years from the date hereof (the  "Initial  Term") and may  automatically  be renewed for  successive periods of one (1) year each upon the express written agreement of FINOVA (each,

a "Renewal  Term"),  unless  earlier  terminated as provided in Section 16 or 17 above or elsewhere in this Agreement.



TERMINATION FEE (Section 16.4):



     The  Termination  Fee  provided in Section 16.4 shall be an amount equal to the following percentage of the Total Facility:



         (i) three percent (3%), if such  termination  occurs prior to the first anniversary of this Agreement;



         (ii) two percent (2%), if such termination occurs on or after the first anniversary  of this  Agreement  but  prior to the  second  anniversary  of this

Agreement; and

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         (iii) one  percent  (1%),  if such  termination  occurs on or after the second  anniversary of this Agreement but prior to the third anniversary of this

Agreement.



     Notwithstanding  the  foregoing,  provided no Event of Default has occurred and is continuing  and no event has occurred and is continuing  which,  with the giving of notice,  passage of time or both, will become an Event of Default, and provided  further that there has not occurred  any  material  adverse  change in

Borrower's  business  or  financial  condition  from  the  date of the  Closing,

Borrower may request in writing  that the Total  Facility  amount be  increased,

with all  other  terms  and  conditions  set  forth in the  Agreement  to remain unchanged (including, without limitation, provisions regarding pricing, fees and the expiry date of the credit  facility).  If FINOVA  elects not to increase the

Total Facility amount when the conditions set forth in the immediately preceding sentence  are  satisfied,  in  the  reasonable  judgment  of  FINOVA,  then  the

Termination  Fee  described  above  will be waived by FINOVA  provided  Borrower obtains a new credit  facility in the amount of the  requested  increased  Total

Facility amount or in a greater amount on terms and conditions substantially the same as contained in the Agreement within 90 days of FINOVA's  rejection of such request.  If Borrower  terminates  the facility  but has not replaced  FINOVA in compliance  with the foregoing by the end of the  aforementioned  90 day period,

the  Termination  Fee shall be immediately  due and payable at the expiration of such  period.  Borrower  shall  be  liable  for  the  full  Termination  Fee  if termination occurs for any other reason other than as expressly set forth above.



ADDITIONAL DEFINITIONS (Section 18.1):



"EBITDA"          means the following, without duplication, for any period, each

 ------

                  calculated  for  such  period:  (A) net  income  plus  (B) any

                                                                   ----

                  provision for (or less any benefit from ) income and franchise taxes included in the  determination  of net income;  plus (C)

                                                                        ----

                  interest expense deducted in the  determination of net income;

                  plus  (D)  amortization  and  depreciation   deducted  in  the

                  ----

                  determination  of net income;  plus (E) losses (or less gains)

                                                 ----

                  from asset  dispositions  or other non-cash  items  (excluding sales,  expenses or losses related to Current Assets) included in the  determination  of  net  income;  less  (F)  after  tax

                                                           ----

                  extraordinary gains (or plus after tax extraordinary  losses);

                  less (G) all management fees and distributions to Avery to the

                  ----

                  extent not deducted in the  calculation  of net income  above,

                  each of the above as calculated in accordance  with  generally accepted accounting principles, consistently applied.



"Fiscal Year"     Borrower's fiscal years each ending December 31.

 -----------



"GAAP"            means generally accepted accounting principles as set forth in

 ----

                  statements  from  Auditing  Standards  No.  69  entitled  "The

                  Meaning  of  "Present  Fairly in  Conformance  with  Generally

                  Accepted  Accounting  Principles in the  Independent  Auditors

                  Reports"  issued  by  the  Auditing  Standards  Board  of  the

                  American   Institute  of  Certified  Public   Accountants  and

                  statements  and  pronouncements  of the  Financial  Accounting

                  Standards   Board  (or  any  successor   authority)  that  are

                  applicable   to  the   circumstances   as  of  the   date   of

                  determination.



"Investment"      means,  with  respect  to  any  Person,  any  loan,   advance,

 ----------

                  extension of credit, capital contribution to, investment in or purchase of the stock or other securities of, or interests in,

                  any  other  Person;  provided,  that  "Investment"  shall  not include current  customer and trade accounts which are payable in accordance with customary trade terms.



"LEC Dilution

Factor"           means the average,  as calculated  by FINOVA,  of the dilution

------

                  factors   charged  by  LECs  to  Borrower,   calculated  as  a

                  percentage,  (a)  the  numerator  of  which  is  all  non-cash

                  reductions  to  LEC   Receivables   made  by  LECs;   (b)  the

                  denominator of which



                                      S-6
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                  is  equal  to  confirmed  billings  under  the  Billing  Tapes transmitted by Borrower directly to LECs.



"Lien"            means any lien, mortgage, pledge, security interest, charge or encumbrance  of any kind,  whether  voluntary  or  involuntary

                  (including  any  conditional  sale or  other  title  retention agreement,  any lease in the nature thereof, and any agreement to give any security interest).



"Operating Cash

Flow-Actual"      for  any  period,  Borrower's  EBITDA  less  (A)  all  Capital

-----------

                  Expenditures  actually made by Borrower during such period not financed;  and (B) any income or franchise taxes actually paid by Borrower.



"Permitted

Encumbrances"     means the following types of Liens:

------------



                  (a)  Liens  or  deposits  for  taxes,   assessments  or  other

                  governmental  charges  not yet due and  payable or, if due and payable, which are being contested in good faith and for which adequate  reserves have been  established  in accordance  with

                  GAAP but only if such Liens have not been filed or recorded;



                  (b)  Statutory  Liens of  landlords,  carriers,  warehouseman,

                  mechanics, materialmen and other similar liens imposed by law,

                  which are incurred in the ordinary course of business for sums not more than thirty (30) days  delinquent  or which are being contested  in good  faith;  provided,  that a reserve or other appropriate  provision,  if any, as shall be required by GAAP,

                  shall have been made therefor;



                  (c) Liens incurred or deposits made in the ordinary  course of

                  business   in   connection    with   workers'    compensation,

                  unemployment  insurance and other types of social security, or to secure the performance of tenders,  statutory  obligations,

                  surety,   stay,   customs  and  appeal  bonds,  bids,  leases,

                  government   contracts,   trade  contracts,   performance  and

                  return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);



                  (d) Deposits,  in an aggregate  amount not to exceed  $100,000 made in the ordinary course of business to secure liability to insurance carriers;



                  (e) Liens for purchase money obligations  permitted  hereunder not to exceed $50,000 in the aggregate;



                  (f) Leases or  subleases  granted to others  and  licenses  of intellectual  property granted to others, in any such case not interfering  in any  material  respect  with the  business  or property of any Loan Party;



                  (g)    Easements,    rights-of-way,    restrictions,    zoning

                  restrictions,  encroachments,  protrusions  and other  similar charges or  encumbrances  or other Liens  which  appear on the title  policies,  commitments  or  surveys  delivered  to  and approved by FINOVA, with respect to easements,  rights of way,

                  restrictions,   encroachments,   protrusions,   other  similar

                  charges or encumbrances,  which are hereafter  replaced on the property,  in each case (i) not  interfering  in any  material respect with the ordinary  conduct of the business of any Loan

                  Party or the value of any  collateral,  (ii) not affecting the perfection  or the  priority of the Liens  granted in favor of

                  FINOVA,  and (iii)



                                      S-7
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                  otherwise  not  interfering  in any material  respect with the

                  Liens granted in favor of FINOVA.



                  (h) Any interest or title of a lessor or  sublessor  under any lease permitted by this Agreement; and



                  (i)  Liens  arising  from  filing  Uniform   Commercial   Code

                  financing   statements  regarding  leases  permitted  by  this

                  Agreement.



"Prepared

Financials"       means the balance  sheets of Borrower as of December 31, 1996,

----------

                  and as of each subsequent date on which audited balance sheets are delivered to FINOVA from time to time  hereunder,  and the related  statements of  operations,  changes in  stockholder's equity and changes in cash flow for the periods  ended on such dates.



"Senior Debt

Service"          for any  period,  the sum of  payments  made or required to be

-------

                  made by  Borrower  during such  period for the  following  (i)

                  interest on the Loans; (ii) fees payable to FINOVA pursuant to this Agreement;  and (iii) payments  associated with a Capital

                  Lease.



"Subordinating

Creditors"        means  Harold D. Box,  David W.  Mechler,  Jr. and Home Owners

---------

                  Long Distance Incorporated.



"Total Debt

Service"          for any period, the sum of payments made (or, as to clause (i)

-------

                  of this sentence, required to be made) by Borrower during such period for the  following:  (i) Senior  Debt  Service and (ii)

                  principal and interest payments on the Subordinated Debt.



DISBURSEMENT (Section 19.12):



     Unless and until Borrower  otherwise  directs FINOVA in writing,  all loans shall be wired to Borrower's  following operating account:  NationsBank of Texas

ABA#___________, Account #186-1142-108 To Credit HOLD BILLING SERVICES, LTD.



                                      S-8
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Borrower:



HOLD BILLING SERVICES, LTD.



By: HBS, Inc.



    By:________________________________

       Scot McCormick, Vice President



    Attest:____________________________

           Secretary or Ass't Secretary





Borrower's Tax I.D. No.:  _________





FINOVA CAPITAL CORPORATION



By:______________________________



Title:____________________________